Exhibit 10.1
January 29, 2008
Edward J. Rohling
3093 Ridgewood Road
Atlanta, Georgia 30327
Re: Your separation from Lodgian, Inc.
Dear Ed:
Lodgian, Inc. (the “Company”) and you have agreed that your employment with the Company will terminate effective January 29, 2008 (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the Amended And Restated Executive Employment Agreement between You and the Company dated April 23, 2007 (the “Employment Agreement”), except as set forth below. As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:
1.	Separation Benefits. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company shall:
(a)	Accrued Salary. Pay You Eighteen Thousand Six Hundred Fifty Seven Dollars and Seventy Cents ($18,657.70) as payment of Your accrued, unpaid base salary as of the Separation Date;

(b)	Vacation Pay. Pay You Twenty Seven Thousand Nine Hundred Eighty Six Dollars and Fifty Four Cents ($27,986.54) as payment of Your accrued, unused vacation as of the Separation Date;

(c)	Business Expenses. On or before February 15, 2008 (the “Reimbursement Deadline Date”), You must submit all business expenses for which You seek reimbursement to Your former administrative assistant. Provided You comply with the preceding sentence, the Company shall reimburse You for all approved business expenses in accordance with Company policy. You acknowledge and agree that the Company shall not be obligated to reimburse You for business expenses submitted after the Reimbursement Deadline Date;

(d)	COBRA Reimbursement. Reimburse Your and Your eligible dependents’ COBRA premium under the Company’s major medical group health plan on a monthly basis through and including December 2008;

(e)	Restricted Stock. Accelerate the vesting of all restricted shares of the Company’s common stock previously granted to You (the “Award Shares”) pursuant to the Lodgian, Inc. Amended & Restated 2002 Stock Incentive Plan (the “Plan”) and the Lodgian, Inc. Employee Restricted Stock Agreements between You and the Company (the “Stock Agreements”). As a result, You shall be vested in a total of ninety thousand (90,000) Award Shares as of the Separation Date. Except as set

forth in this provision, the Award Shares shall continue to be governed by the Plan and Stock Agreements; and
(f)	Separation Payment. On or before February 28, 2008, pay You a lump sum payment of One Million One Hundred Twenty Two Thousand Four Hundred Eleven Dollars and Fifty Cents ($1,122,411.50).
All separation benefits above shall be subject to applicable withholdings, including taxes and Social Security. You represent and warrant to the Company that You have made an independent determination that the payments You are to receive under this Agreement are not, and are not in substitution of, deferred compensation subject to Internal Revenue Code (“Code”) §409A. Therefore, You hereby agree to indemnify and hold harmless the Company from and against any tax liability, penalties, and interest that the Company may incur by reason of the Company’s failure to properly withhold with respect to, or properly report, any compensation being paid to You under this Agreement as deferred compensation which is subject to Code §409A, in the event any payment under this Agreement is determined to be, or is determined to be in substitution of, deferred compensation and therefore subject to Code §409A.
Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date shall be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-sections (d) - (f) above shall terminate upon any breach by You of this Agreement; provided, however, that (i) the Company provides You with written notice of such breach and thirty (30) days to cure such breach (the “Cure Period”), and (ii) You fail to cure such breach within the Cure Period.
2.	Release. In exchange for the separation benefits stated above, You release and discharge the Company[1] from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising out of or relating to the Employment Agreement, claims arising by virtue of Your status as a shareholder and/or director of the Company, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options and restricted stock, claims to the vesting of stock options and restricted stock, claims arising out of or relating to equity or other ownership interest in the Company, commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness. This release does not waive Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (i) have accrued or vested prior to the date of this Agreement, or (ii) are intended, under the terms of such plans, to survive Your separation from the Company.

[1]	For purposes of paragraphs 2, 3, 5, 6, and 7, the term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

You acknowledge and represent that You (i) have received all leave required under the Family and Medical Leave Act of 1993 (FMLA), 28 U.S.C. §2601, et. seq., and (ii) do not claim that the Company violated or denied Your rights under the FMLA. You further acknowledge and represent that You (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.

3.	OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company[1] arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2 (such release and waiver referred to as the “Waiver”). You understand and agree that: (a) this Agreement is written in a manner that You understand; (b) You do not release or waive rights or claims that may arise after You sign this Agreement; (c) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (d) You are advised to consult with an attorney before signing this Agreement; (e) You have twenty one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (f) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If you revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Chairman of the Board of Directors, Stewart J. Brown, at Lodgian, Inc., 3445 Peachtree Road, Suite 700, Atlanta, Georgia, 30326, or his successor, prior to expiration of the Revocation Period; and (g) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

4.	Return of Company Property. You shall, on or before February 8, 2008, return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

5.	Non-Disparagement. You shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company[1]. In addition, You shall not make any statement or take any action which may negatively impact the Company’s ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with the Company. The Company’s Board of Directors (determined as of the Separation Date) shall not make any disparaging or defamatory statements, whether written or oral, regarding You.

6.	Future Employment. You agree that the Company[1] has no obligation to consider You for employment should You apply in the future.

7.	No Admission of Liability. This Agreement is not an admission of liability by the Company[1]. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

8.	Resignation Letter. You shall, at the same time You execute this Agreement, execute the resignation letter attached to this Agreement as Exhibit A.

9.	Indemnification. The Company shall continue to be bound by Section 5(g) of the Employment Agreement (Indemnification), which shall survive the termination of the Employment Agreement.

10.	Change in Control. Section 8(c)(i)(b) of the Employment Agreement shall survive termination of the Employment Agreement, and shall remain in full force and effect with respect to any Change in Control (as defined by Section 8(a) of the Employment Agreement) that occurs on or before April 28, 2008; provided, however, that (1) You acknowledge and agree that as of the date You sign this Agreement, no such Change in Control has occurred, including, without limitation, as a result of Your resignation from the Board of Directors and the appointment of directors on January 29, 2008, and (2) Section 8(c)(i)(b) shall not apply if You are the primary instigator of the Change in Control.

11.	Attorneys’ Fees. In the event of litigation between the Parties arising from this Agreement, other than a challenge to the OWBPA/ADEA Waiver set forth in Section 3 above, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

12.	Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

13.	Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

14.	Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

15.	Entire Agreement. This Agreement, including Exhibit A and the Stock Agreements which are incorporated by reference (collectively, the Agreements”), constitute the entire agreement between the Parties; provided, however, that Sections 5(g), 6(h), 7, 8(c)(i)(b) (as modified in Section 10 above) and 20 of the Employment Agreement are incorporated by reference, shall remain in full force and effect, and shall survive cessation of Your employment and termination of the Employment Agreement. You acknowledge that the post-termination obligations contained in Section 7 of the Employment Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. The Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment; provided, however, that the Parties acknowledge and agree that the Agreements do not supersede Sections 5(g), 6(h), 7, 8(c)(i)(b) (as modified in Section 10 above), and 20 of the Employment Agreement. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

16.	Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

17.	Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

18.	Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before February 18, 2008. If the Company does not receive a signed original on or before the above-stated date, then this offer is revoked and You shall not be entitled to any of the separation benefits stated above.
Sincerely,
/S/ Stewart J. Brown
Stewart J. Brown
Chairman, Board of Directors
I acknowledge the validity and enforceability of this seven (7) page Agreement, including the attached Exhibit A, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ Edward J. Rohling	February 4, 2008

Edward J. Rohling	Date

EXHIBIT A
[Exhibit text appears on next page.]

January 29, 2008
Stewart J. Brown
Chairman, Board of Directors
Lodgian, Inc.
3445 Peachtree Road, Suite 700
Atlanta, Georgia 30326
     Re: Resignation from Lodgian, Inc.
Dear Mr. Brown:
     Effective as of January 29, 2008, I resign as President, Chief Executive Officer, and member of the Board of Directors of Lodgian, Inc. (the “Company”). My resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.
Sincerely,
/s/  Edward J. Rohling

Edward J. Rohling